                                                                                                                         Exhibit 12
ALLIANT ENERGY CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
                                                                 Three
                                                                 Months
                                                                 Ended                      Years Ended December 31,
                                                                March 31,    ------------------------------------------------------
                                                                  2003         2002        2001       2000       1999       1998
                                                               -----------   ------------------------------------------------------
                                                                                          (Dollars in thousands)

Income from continuing operations                                 $14,639    $ 87,456    $128,159   $330,915   $154,334   $ 95,437
Income taxes                                                        8,176      42,401      51,823    226,180    109,337     71,537
                                                               -----------   ------------------------------------------------------
Income from continuing operations before income taxes              22,815     129,857     179,982    557,095    263,671    166,974
                                                               -----------   ------------------------------------------------------

Interest expense                                                   55,514     186,527     185,599    168,149    131,608    123,769
Preferred dividend requirements of consolidated
  subsidiaries (pre-tax basis)                                      5,967       8,967       9,302     11,210     11,259     11,391
Estimated interest component of rent expense                        2,763      12,249      11,345     12,135     11,212      8,781
                                                               -----------   ------------------------------------------------------
Fixed charges as defined                                           64,244     207,743     206,246    191,494    154,079    143,941

Adjustment for undistributed equity earnings                       (3,009)     (3,731)     (8,684)   (14,397)      (475)      (756)
Preferred dividend requirements (pre-tax basis)                    (5,967)     (8,967)     (9,302)   (11,210)   (11,259)   (11,391)

Earnings as defined                                               $78,083    $324,902    $368,242   $722,982   $406,016   $298,768
                                                               ===========   ======================================================

Ratio of Earnings to Fixed Charges (Unaudited)*                      1.22        1.56        1.79       3.78       2.64       2.08


*    The ratio of earnings to fixed charges calculation in the above table relates to Alliant Energy Corporation's continuing operations. Refer to Note 16 of Alliant Energy Corporation's "Notes to Consolidated Financial Statements" for the three years ended December 31, 2002 included in Exhibit 99(c) of Alliant Energy Corporation's Form 8-K dated June 4, 2003 and Note 8 of
     Alliant Energy Corporation's "Notes to Consolidated Financial Statements" in Alliant Energy Corporation's Form 10-Q for the
     quarterly period ended March 31, 2003 for information related to Alliant Energy Corporation's discontinued operations.
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